Profire Energy, Inc. Announces Completion of Secondary Public Offering

LINDON, Utah, July 3, 2018 - Profire Energy, Inc. (Nasdaq: PFIE), announced today the completion of a secondary public offering of 8,625,000 shares of its common stock by certain of its stockholders (the “Selling Stockholders”) at a price to the public of $3.25 per share. The shares sold included the sale of all shares subject to the underwriters’ over-allotment option, which was exercised in full prior to closing. Profire Energy, Inc. did not offer any shares of its common stock in this transaction and did not receive any proceeds from the sale of the shares of its common stock by the Selling Stockholders.

Roth Capital Partners acted as sole book-running manager for the offering. Lake Street Capital Markets and Chardan acted as co-managers for the offering.

A registration statement on Form S-3 relating to the offering was declared effective by the U.S. Securities and Exchange Commission on June 28, 2018. The offering of these shares was made only by means of a prospectus. Copies of the prospectus relating to the offering may be obtained from Roth Capital Partners, Attention: Equity Capital Markets, 888 San Clemente Drive, Suite 400, Newport Beach, California 92660, by telephone at (800) 678-9147 or e-mail at rothecm@roth.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any such offer or solicitation or any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Profire Energy, Inc.
Profire Energy, Inc. is a technology company that creates, installs and services burner and chemical management solutions in the oil and gas industry. Profire Energy, Inc. assists energy production companies in the safe and efficient production and transportation of oil and natural gas.

Contact:
Profire Energy, Inc.
Ryan Oviatt, Chief Financial Officer
(801) 796-5127

Or
Steven Hooser
Three Part Advisors, LLC
214-872-2710, shooser@threepa.com